EXHIBIT 99
May 1, 2012

Dear Lincolnway Energy Member,

We are writing you today to share an opportunity that we are exploring. Recently, many of you might have seen one of the many newspaper or magazine articles talking about the renewable fuel biobutanol and the advantages that biobutanol might offer the fuels market. Here at Lincolnway Energy we feel that now is the appropriate time to begin learning more about biobutanol and how biobutanol might be a fit for the future of Lincolnway Energy.

Over the past few months we have studied biobutanol, and the companies that provide biobutanol technology, and decided that the biobutanol company Butamax would provide the best opportunity for Lincolnway Energy to move forward in exploring biobutanol. Therefore Lincolnway Energy has entered into a letter of intent with Butamax that would allow us to become part of an early adapters group which will examine what it takes to convert from making ethanol to making biobutanol and the economics of doing so.

Lincolnway Energy feels that exploring new opportunities as they arise are a good way to keep at the forefront of the renewable fuels industry. In the coming months, Lincolnway Energy will keep you updated on the progress of this project by articles in the newsletter or through a special letter, like this if information needs to be conveyed more quickly. To learn more about biobutanol and Butamax visit www.butamax.com. If you have any questions about Lincolnway Energy's progress on this project please feel free to contact me at any time.